KPMG LLP Chartered Accountants 2700 205 - 5th Avenue SW Calgary AB T2P 4B9	Telephone Telefax Internet	(403) 691-8000 (403) 691-8008 www.kpmg.ca

Securities and Exchange Commission
Washington, DC  20549

October 26, 2011

Ladies and Gentlemen

We were previously principal accountants for TC PipeLines, LP (the “Partnership”) and, under the date of February 24, 2011, we reported on the consolidated financial statements of the Partnership as of and for the years ended December 31, 2010 and 2009, and the effectiveness of internal control over financial reporting as of December 31, 2010.  On October 26, 2011 we were dismissed. We have read the Partnership’s statements included under Item 4.01 of its Form 8-K dated October 26, 2011, and we agree with such statements.

Yours truly,

/s/ KPMG LLP

 KPMG LLP

cc: Chief Accountant, Securities and Exchange Commission